Exhibit 99.1

Antigenics Announces Expansion of Investigator-Sponsored Study for Glioma

LEXINGTON, Mass.--(BUSINESS WIRE)--June 25, 2009--Antigenics Inc. (NASDAQ:AGEN) today announced that the Brain Tumor Research Center at the University of California, San Francisco, has expanded its Phase 2 clinical trial of Oncophage® (vitespen) to include NewYork-Presbyterian Hospital/Columbia University Medical Center.

The Phase 2 trial is designed to recruit approximately 30 patients diagnosed with first recurrence of high-grade glioma. Patients undergo surgery to remove their tumors, which are then used to manufacture their patient-specific vaccines. The trial is designed to evaluate overall survival, time to progression and immune response.

“We are encouraged by the preliminary results generated from the Phase 1 study, which treated the most challenging patients with at least one recurrence of brain cancer,” said Andrew T. Parsa, MD, PhD, associate professor in the department of neurological surgery at the University of California, San Francisco (UCSF), and lead investigator of the study. “In this patient population, treatment with Oncophage extended overall median survival to approximately 10.5 months, with a favorable side-effect profile.”

“The expansion of the Phase 2 clinical trial will enable us to learn more quickly about the potential of brain tumor vaccines in this setting,” said Jeffrey N. Bruce, MD, professor in the department of neurological surgery at Columbia University Medical Center, New York, and neurosurgeon at NewYork-Presbyterian Hospital/Columbia University Medical Center.

Final data from the Phase 1 study were recently presented at the Society for Neuro-Oncology’s 13th Annual Scientific Meeting and showed that Oncophage vaccination following brain cancer surgery increased overall median survival to approximately 10.5 months, with four patients surviving beyond 12 months and one patient surviving almost 2.5 years. This is compared to a historical median survival of only 6.5 months post surgery. All patients enrolled into the Phase 1 trial had at least one recurrence of brain cancer.

In the study, a correlation between immune response to Oncophage vaccination and overall survival was also observed (n = 12, P < .001). These responses were validated by using three separate techniques to measure immunological activity and showed that Oncophage evoked tumor-specific T cells and natural killer cells, both of which can destroy tumor cells. The researchers expect to publish the final results from the Phase 1 study in a peer-reviewed journal later this year.

About Oncophage

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate-risk for disease recurrence. Pre-commercial launch activities are ongoing. In October 2008, Antigenics submitted a marketing authorization application to the European Medicines Agency (EMEA) requesting conditional approval for Oncophage in earlier-stage, localized renal cell carcinoma.

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in a Phase 2 trial in recurrent glioma.

Oncophage received fast track and orphan drug designations from the US Food and Drug Administration (FDA) for both kidney cancer and metastatic melanoma as well as orphan drug designation from the EMEA for kidney cancer. In 2009, Oncophage also received orphan drug designations from the FDA and EMEA for glioma.

In April 2009, the World Vaccine Congress named Oncophage as the best therapeutic vaccine.

About Brain Tumors

Glioma is the most common type of brain tumor and is currently a fatal disease, impairing areas such as thinking, personality and movement. The National Cancer Institute estimates that about 19,000 cases are diagnosed every year in the US and, according to historical estimates, the median survival of patients with previously treated glioma is typically three to six months.

About UCSF

UCSF is a leading university that consistently defines health care worldwide by conducting advanced biomedical research, educating graduate students in the life sciences, and providing complex patient care. The Brain Tumor Research Center at UCSF is internationally recognized as a major research and treatment center for adults and children with tumors of the brain and spinal cord.

About The Neurological Institute at NewYork-Presbyterian Hospital/Columbia University Medical Center

The Neurological Institute of New York at NewYork-Presbyterian Hospital/Columbia University Medical Center is internationally recognized as the first medical center in North America to specialize in the treatment of diseases of the nervous system. Among a long list of accomplishments, the Neurological Institute treats the largest stroke caseload worldwide, has the lowest mortality rate for aneurysm surgery in New York State, and is a pioneer in the development of hypothermic arrest surgery.

About Antigenics

Antigenics (NASDAQ:AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; and QS-21 Stimulon®, an adjuvant being evaluated by Antigenics’ collaborative partners in approximately 15 clinical stage vaccines. For more information, please visit www.antigenics.com.

This press release contains forward-looking information, including, without limitation, statements regarding the planned publication of final results of a Phase 1 clinical trial of Oncophage in patients with glioma; and future plans, including anticipated enrollment and participation in a Phase 2 trial of Oncophage in patients with glioma; and the demographics for disease indications. These risks and uncertainties include, among others, the risk that a small investigator-sponsored study in 12 patients is not representative of what will be shown in larger trials that could support registration; the ability of clinical investigators participating in Antigenics’ trials to raise funds and enroll patients; timing and results of studies involving Oncophage; and the factors described under the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission for the quarter ended March 31, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

CONTACT:
Antigenics Inc.
Sunny Uberoi, 212-994-8206 (Corporate Communications)
suberoi@antigenics.com
Shalini Sharp, 800-962-2436 (Investor Relations)
ir@antigenics.com